Exhibit 3.5

STATE of DELAWARE

CERTIFICATE OF FORMATION

OF

ROBEC BRAZIL LLC

The undersigned desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., and hereby states as follows:

ARTICLE I

The name of the limited liability company formed hereby is Robec Brazil LLC.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.

ARTICLE III

The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 15th day of June, 2005.

/s/ Milap Patel
Milap Patel
Authorized Person